Prospectus supplement No. 1	Filed Pursuant to Rule 424b(5)
To prospectus dated March 7, 2012	Registration File No. 333-179980

Lucas Energy, Inc.

Relating to the Primary Offering of:

(i) 2,950,000 shares of Common Stock;
(ii) 1,032,500 Warrants to purchase shares of Common Stock; and
(iii) 1,032,500 shares of Common Stock issuable upon exercise of Warrants

Pursuant to this prospectus supplement and the accompanying prospectus, Lucas Energy, Inc. (the “Company”, “Lucas”, “Lucas Energy”, “we”, “us” and “our”) is offering 2,950,000 units, with each unit consisting of one share of common stock (the “Shares”) and 0.35 of a warrant to purchase one share of the Company's common stock (and the shares of common stock issuable from time to time upon exercise of the Warrants) at an exercise price of $2.30 per share (the “Warrants”, and collectively with the Shares, the “Securities” or the “Units”).  This prospectus supplement is being filed in connection with the transactions contemplated by certain Subscription Agreements by and between the Company and the investors named therein (collectively, the “Investors”), whereby the Company will sell and the the Investors will purchase 2,950,000 Units or $2.00 per Unit for an aggregate of $5,900,000 (the "Offering").

 Our common stock is listed on the NYSE Amex Equities Exchange (the “Amex”) under the symbol “LEI.”  On March 6, 2012, the last reported sales price of our common stock was $2.69. As of April 13, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $39,440,426, based on 19,576,991 shares of outstanding common stock and approximately 1,567,664 shares held by affiliates, at a price of $2.19 per share, which was the last reported sale price of our common stock as quoted on the Amex on such date.  There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any national securities exchange or other nationally recognized trading system.  Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar months prior to and including the date of this prospectus supplement.

Roth Capital Partners, LLC (the "Placement Agent") has agreed to act as the sole placement agent for us in placing the Units offered by this prospectus supplement. The Placement Agent will be paid compensation as set forth below under "Plan of Distribution."

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described in this prospectus supplement under the caption “Risk Factors” starting on page S-9 of this prospectus supplement and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which is incorporated herein by reference in its entirety.

	Per Unit		Total*
Public offering price per Unit	$2.00	(1)	$5,900,000
Placement Agent’s fee (2)	$0.10		$300,000
Proceeds to us (before expenses) (3)	$1.90		$5,600,000

(1)	Represents an 8.7% discount to the $2.19 per share closing price of our common stock on the Amex on April 13, 2012.
(2)
The Placement Agent shall receive a fee equal to 6% of the gross proceeds received by us in connection with the sale of the Units, except for Units sold to investors in our December 2010 units offering, who have a right of first refusal to purchase up to 25% of the Units offered in the Offering.  The investors in our December 2010 units offering have agreed to purchase an aggregate of 450,000 units for an aggregate of $900,000.

(3)
Assumes the sale of all Units offered herein. Does not include approximately $2,374,750 which the Company will receive assuming the exercise of the Warrants registered herein at an exercise price of $2.30 per Warrant assuming all Units offered herein are sold.

The Placement Agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus, nor are they required to sell any specific number or dollar amount of the Units offered hereby, but will use its reasonable efforts to sell the Units offered.

You should carefully read and consider the information under “Forward-Looking Statements” and “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 8 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus supplement is April 16, 2012.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus, dated March 7, 2012, are part of a registration statement that we filed with the Securities and Exchange Commission, utilizing a “shelf” registration process. Under this process, we may sell from time to time in one or more offerings up to an aggregate of $10,000,000 in our securities described in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the Placement Agent has not, authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the Placement Agent is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement is delivered or securities are sold on a later date. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus supplement is a part, a future prospectus supplement, or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus supplement. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this Offering of Units. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and accompanying prospectus outside of the United States.

All references to “we,” “our”, “us”, the “Company”, and “Lucas” in this prospectus supplement mean Lucas Energy, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor. Please carefully read this prospectus supplement, the prospectus and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights material information found in more detail elsewhere in, or incorporated by reference in, the prospectus supplement. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire prospectus supplement and documents incorporated by reference herein, especially the risks of investing in our common stock as discussed under "Risk Factors." The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus supplement.

General

Lucas Energy, Inc., a Nevada corporation, is an independent oil and gas company based in Houston, Texas. Lucas Energy, Inc., together with its subsidiary, acquires oil and gas properties and develops, produces and markets crude oil and natural gas from various known geological formations, including the Austin Chalk, Eagle Ford and Buda Formations, primarily in Gonzales, Wilson, Karnes and Atascosa Counties south of the city of San Antonio, Texas and Leon and Madison Counties north of the city of Houston, Texas.  Our goal is to become a recognized player in the development and production of crude oil and natural gas in established oil fields.

 The Company's strategy is twofold:

•
We focus on building and developing a portfolio of oil and gas assets by acquiring what we believe are undervalued, underdeveloped and underperformed properties for which we believe we can increase production economically and profitably. We do not operate in land not known to be a productive field; that is, we do not drill wildcat wells.

•
To efficiently pave the way towards growth, we monetize and divest non-core oil and gas assets and enter into joint ventures, farm-outs and drilling arrangements with select, reputable oil and gas companies to exploit the productive geological formations in our properties.

Operations and Oil and Gas Properties

We operate in known productive areas; that is, we do not drill wildcat wells.  Our holdings are found in a broad area of current industry activity in Gonzales, Wilson, Karnes, Atascosa, Leon and Madison Counties in Texas.  We concentrate on three vertically adjacent target formations: Austin Chalk, Eagle Ford, and Buda, listed in the order of increasing depth measuring from the land surface. Activity in this area has been uninterrupted since the late 1970’s. The recent development of the Eagle Ford as a high potential producing zone has heightened industry interest and success.  Lucas's acreage position is in the oil window of the Eagle Ford play. Lucas has logged the Eagle Ford, as well as the Austin and Buda, in multiple wells with modern technology shale logs. This advanced tool and analytical procedure allows detailed evaluation of the Eagle Ford formation. Lucas has successfully logged and tested several vertical wells in the Eagle Ford, and will include horizontal development drilling of the Eagle Ford in its future operations.

At December 31, 2011, the Company's total gross surface developed and undeveloped acreage in the State of Texas approximated 27,000 acres and total net developed and undeveloped acreage as measured from the land surface to the bottom of the Austin Chalk Formation approximated 15,000 acres and from the base of the Austin Chalk downward approximated 9,800 acres.  The Eagle Ford formation can be found in approximately 9,600 net acres of the total net acreage below the Austin Chalk.   We currently operate approximately 60 producing wells in the State of Texas that produce approximately 480 to 560 barrels of oil per day (BOPD), gross, and 240 to 300 BOPD, net.  The ratio between the gross and net production varies from period to period as we have different working interests and net revenue interests in different wells.  An affiliate of Hilcorp Energy Corporation operates two Eagle Ford horizontal wells, in each of which we have an 11% net revenue interest.

Our fiscal year ends on the last day of March of the calendar year.  We refer to the twelve-month period ended March 31, 2012 as our 2012 fiscal year and the three months ended December 31, 2011 as our third quarter of fiscal year 2012.

Recent Operations

During the first nine months of our fiscal year 2012, we continued our efforts on improving production, especially from our existing Austin Chalk wells, to capitalize on their undeveloped potential.  During the quarter ended December 31, 2011, we also increased our production by acquiring additional property interests in the Austin Chalk. Our efforts resulted in 75% growth in our crude oil sale volume and an 89% growth in our crude oil sales for the quarter ending December 31, 2011 as compared to the same period a year ago.  For the nine months ended December 31, 2011, our crude oil sales volume increased 28% and crude oil sales increased 56% as compared to the same period a year ago.

To expedite the production growth of the Company, we prepared for our 2012 Austin Chalk horizontal well drilling program early in the first quarter of the 2012 fiscal year; and in late June, commenced the program by drilling a new horizontal well, the Rainey Unit No.1H, in Gonzales County. A portion of the well is on the same lease as the two Hagen Eagle Ford No. 1H and No. 2H wells operated by Marathon Oil Company (Marathon). The Rainey Unit No.1H well was successfully completed in early September and is currently producing 80–100 gross BOPD from the Austin Chalk formation. Lucas owns an approximate 30% working interest in the well. To date, the well has produced over 6,500 barrels (Bbls) of oil.  Recently, the well was acidized and production increased above 100 BOPD.

During the quarter ended December 31, 2011, the Company completed the re-drilling of the lateral on Milton Hines No. 1 and spudded the Kuntschik No.1 HST and Hagen Ranch No. 4H wells.  These wells are located in Gonzales County, Texas and are horizontal wells in the Austin Chalk formation.  The Milton Hines No. 1 well is currently producing 80–100 gross BOPD. Lucas owns a 100% working interest in this well.  The Kuntschik No. 1HST well is recovering load water but is making approximately 40 BOPD. Production is anticipated to increase after recovery of the load water.  The Hagen Ranch No.4H well is on the same lease as our Hagen EF No.1H and No.2H wells, which are operated by Marathon and are producing from the Eagle Ford formation. We anticipate commencing production and testing soon. This well is also located on the same lease as the two Marathon-operated Eagle Ford wells. As reported in early February 2012, the official 24-hour test indicated production of approximately 475 BOPD, 232,000 cubic feet per day (MCFPD) of natural gas, and 103 barrels of water per day (BWPD) with 419 pounds per square inch (psig) of flowing tubing pressure (FTP) on a 20/64” choke.  Further testing indicated that the well was capable of producing 846 BOPD, 422 MCFPD, and 264 BWPD at 283 psig of FTP on a 36/64” choke.  This choke size was slightly greater than a ½” pipe, or approximately 60% of the full opening choke size.  We believe that the Hagen Ranch No.4H well may have a greater capacity during the initial production period.  Future production rates will be determined by technical information, safety, tank capacity, and other factors.  It is likely that the well may be put on an artificial lift in the future; specifically a pumping unit may be added.  Lucas has an approximate 25% working interest in this well.

In January 2012, the Company spudded the Hagen Ranch Unit No.1HST well in Gonzales County, Texas. The well is a new lateral well from an old horizontal well in the Austin Chalk formation. This well is also located on the same lease as the two Marathon-operated Eagle Ford wells.

The Company plans to drill additional new Austin Chalk horizontal wells and new Austin Chalk lateral wells from old well bores during the remainder of the 2012 calendar year.  In addition, the Marathon-operated Eagle Ford program is anticipated to add another two to three wells during the same period.  Marathon and the predecessor company to the participation agreement did not drill the minimum number of two wells during the 2011 calendar year as anticipated by the agreement. Lucas has been in discussions with Marathon regarding the drilling program, and lingering issues left over from before Marathon took over management of the program.  Marathon has assured us that their intention is to propose to drill the maximum number of three wells (two is the minimum) in the Eagle Ford on the Lucas property allowed under the participation agreement for calendar year 2012. The participation agreement also provides that if both parties consent, additional wells beyond the aforementioned three wells may be drilled by Marathon.

On November 18, 2011, Lucas was informed by Nordic Oil USA I, LLLP (Nordic 1) that its shareholders had ratified the purchase and sale agreement which the Company and Nordic 1 entered into on October 13, 2011.  Pursuant to the agreement, effective July 1, 2011, the Company purchased all of Nordic 1’s right, title and interest in certain oil, gas and mineral leases located in Gonzales, Karnes and Wilson Counties, Texas.  The property interests acquired represent all of Nordic 1's interests in the LEI 2009 II and III Capital Programs.  Pursuant to the transaction, Lucas paid $22.0 million to Nordic 1 in the form of a non-recourse senior secured promissory note.  The payment of the note is secured solely by a deed of trust, security agreement, financing statement and assignment of production on the properties acquired.  As such, Nordic 1's only recourse is against the properties acquired in the transaction, and the note is not secured by any of the Company’s other assets. The note is due on or before November 17, 2012 (a year from the official closing date) and bears interest at 6% per annum.  The Company also entered into a Purchase Agreement with an entity pursuant to which the Company agreed to purchase the entity’s property interests in the same properties acquired from Nordic 1 in consideration for 2,000 shares of Series A Convertible Preferred Stock of the Company.  The Series A Convertible Preferred Stock has no voting rights, no liquidation rights and no redemption rights, but has conversion rights.  The conversion rights provide the holder thereof the right to convert each Series A Convertible Preferred Stock share into 1,000 shares of the Company's common stock, from time to time at the option of the holder, provided that no conversion will be allowed at any time that the number of shares to be issued to the holder thereof, together with any other shares of common stock beneficially owned by the holder, would exceed 4.99% of the Company’s then outstanding common stock.

Lucas expects the performance of the Company's existing wells, its current capital expenditure program and the newly acquired property interests to give rise to an average daily production rate of approximately 300 gross BOPD for the last three months of the 2012 fiscal year and the daily production rate at the end of the 2012 fiscal year to be approximately 500 gross BOPD, subject to operational risks, economic uncertainties and other factors that may cause the actual results to be materially different.

Eagle Ford Acreage

On December 29, 2011, the Company closed a purchase and sale transaction with Hall Phoenix Energy, LLC (Hall Phoenix), whereby the Company purchased all of Hall Phoenix’s right, title and interest in certain oil, gas, and mineral leases in the Eagle Ford/Eaglebine Trend effective December 1, 2011 for 2,824 shares of Lucas's Series B Convertible Preferred Stock, each of which is convertible into 1,000 shares of the Company's common stock.  The Series B Convertible Preferred Stock contains a provision that limits the amount of common shares that the holder can own at any time upon conversion to an aggregate of 9.99% of the Company’s then issued and outstanding shares of common stock. The Series B Convertible Preferred Stock have no voting rights, no liquidation rights and no redemption rights, but have conversion rights providing the holder thereof the right to convert each outstanding Series B Convertible Preferred Stock share into 1,000 shares of the Company's common stock. The properties are located in Wilson, Leon and Madison Counties, Texas.  The transaction increases the amount of Eagle Ford/Eaglebine acreage owned by the Company by approximately 5,500 net acres.  Lucas now owns approximately 9,600 net and 27,000 gross acres in the Eagle Ford/Eaglebine Trend.

The Company has been meeting with potential buyers and investment banking groups to discuss the possible monetizing of its Eagle Ford acres into cash and focusing on the development of the Austin Chalk reserves.  Shortly after the closing of the Hall Phoenix transaction, the Company retained Global Hunter Securities, LLC and Knight Capital Group, Inc. to advise the Company in selling certain of the Company’s properties in the Eaglebine and Eagle Ford properties in Texas.  The Company anticipates soliciting bids for the properties and hopes to close on a transaction, assuming favorable terms can be obtained, within the next three months.

Financial Strengths

The only material debt that the Company has is the $22.0 million non-recourse senior secured promissory note issued in connection with the Nordic 1 acquisition described above.

In an effort to secure the funding for the capital expenditure program for the current fiscal year and to avoid the unpredictable nature of the financial market, the Company provided incentives to the institutional investors who purchased securities in the Company's December 2010 unit offering to exercise the Series C Warrants they purchased as part of the offering by entering into an amendment to the original Series C Warrant Agreement on July 18, 2011 (the “Amendment Agreement”).  The expiration date for the Series C Warrants was August 3, 2011.  Without changing the expiration date, the Amendment Agreement required the investors to exercise immediately 25% of the Series C Warrants they held and the Company to lower the exercise price of the Series C Warrants to $2.48 per share from the original exercise price of $2.62 per share.  Pursuant to the Series C Warrant Agreement, as amended, the investors were required to exercise all of their remaining Series C Warrants if the closing bid price of the Company's stock was higher than the amended exercise price on August 3, 2011.  Since the closing bid price on that date for the Company's stock was $2.51, all remaining Series C Warrants were exercised and a total of 2,510,506 shares of the Company's common stock were issued.  Net proceeds to the Company from the exercises of the Series C Warrants were approximately $5.8 million after deducting commission to the placement agent.  The Company used the net proceeds for general corporate purposes, including the funding of capital expenditures.

To further secure the funding for its capital expenditure program, the Company entered into a purchase and sale agreement with Nordic Oil USA 2 LLLP (Nordic 2) on October 13, 2011.  Pursuant to the agreement, which had an effective date of February 1, 2011, the Company sold to Nordic 2 for $4.0 million all of its interests in and to certain oil, gas and mineral leases located in McKinley County, New Mexico.   All proceeds from the sale have been received. The Company acquired the properties in January 2011 in a purchase transaction for $2.5 million, which included a deposit of $0.5 million. Nordic 2 acquired, among other things, the rights to the $0.5 million deposit. Net proceeds to the Company from the sale were approximately $3.6 million after deducting commissions.

Transaction Relating to Securities Registered Herein

On April 16, 2012, we entered into a Placement Agency Agreement with Roth Capital Partners, LLC (the “Placement Agent”), pursuant to which Roth Capital Partners, LLC agreed to serve as our sole placement agent for the Offering.  Pursuant to the Placement Agency Agreement, we agreed to pay the Placement Agent a fee equal to 6% of the total gross proceeds received by us in connection with the sale of the Units, except for Units sold to investors in our December 2010 units offering, who have a right of first refusal to purchase up to 25% of the Units offered in the Offering.  Such fee will total $300,000 assuming all Units offered herein are sold.  We also agreed to pay up to $40,000 of the Placement Agent’s expenses.  We also agreed to provide indemnification to the Placement Agent against certain civil liabilities, including liabilities under the Securities Act.

On or around April 16, 2012, we entered into Subscription Agreements with certain investors, pursuant to which such investors agreed to purchase, in aggregate, 2,950,000 Units at $2.00 per Unit, with each unit consisting of one share of common stock and 0.35 of a warrant to purchase one share of the Company's common stock at an exercise price of $2.30 per share.  Upon the sale of the Units, we will raise total proceeds of $5,900,000.  The $2.00 Unit offering price represented an 8.7% discount to the closing price of our common stock on the NYSE Amex Equities Exchange on April 13, 2012, which closing price was $2.19 per share.

Our Contact Information

Our principal office is located at 3555 Timmons Lane, Suite 1550, Houston, Texas 77027. Our phone number is (713) 528-1881.  The Company is authorized to transact business in the state of Texas, and is a bonded operator with the Texas Railroad Commission.

THE OFFERING

Securities offered herein:	(i) 2,950,000 shares of Common Stock; (ii) 1,032,500 Warrants to purchase shares of Common Stock; and (iii) 1,032,500 shares of Common Stock issuable upon exercise of Warrants

Common stock to be outstanding after this offering:*	22,526,991 shares

Use of proceeds:
Lucas plans to use the net proceeds of approximately $5,500,000 (after deducting commissions and expenses) assuming the sale of all of the 2,950,000 Units offered in this Offering, to pay down expenses related to drilling, lease operating, and workover activities and for general corporate purposes, including general and administrative expenses, as described in greater detail under “Use of Proceeds”), provided that we will retain broad discretion over the use of these proceeds.

Additionally, in the event that the Warrants are exercised for cash, we may receive up to a total of approximately $2,374,750 in aggregate gross proceeds (assuming all Units offered herein are sold and all Warrants are exercised). However, we cannot predict the timing or the amount of the exercise of these securities. We plan to use the proceeds from the exercise of the Warrants for drilling, lease operating, and workover activities and general corporate purposes, including general and administrative expenses, provided that we will retain broad discretion over the use of these proceeds, if any.

Risk factors:
You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Market:	Our common stock currently trades on the NYSE Amex Equities Exchange under the symbol “LEI.”

* The number of shares of common stock outstanding after this offering assumes the sale of all Units offered herein and is based on 19,576,991 shares outstanding as of April 16, 2012 and excludes:

•	456,000 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $2.88 per share;

•	1,500,071 shares available for future issuance under our equity compensation plans;

•	2,966,136 shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $2.67 per share (which does not include the Warrants registered herein);

•	1,032,500 shares issuable upon the exercise of the Warrants registered herein, with an exercise price of $2.30 per share; and

•	4,824,000 shares issuable upon the conversion of our outstanding Series A and Series B Convertible Preferred Stock.

Unless otherwise stated, all information in this prospectus supplement:

•
assumes no exercise of outstanding options and warrants to purchase common stock, no issuance of shares available for future issuance under our equity compensation plans, and no conversion of our convertible preferred stock; and

•	reflects all currency in United States dollars.

FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus supplement, the prospectus, other reports filed by us under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other written or oral statement by or on our behalf contain forward-looking statements and information that are based on management’s beliefs, expectations and conclusions, drawn from certain assumptions and information currently available.

This prospectus supplement, the prospectus and the documents or information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, among others,

•	our growth strategies;
•	anticipated trends in our business;
•	our ability to make or integrate acquisitions;
•	our liquidity and ability to finance our exploration, acquisition and development strategies;
•	market conditions in the oil and gas industry;
•	the timing, cost and procedure for proposed acquisitions;
•	the impact of government regulation;
•	estimates regarding future net revenues from oil and natural gas reserves and the present value thereof;
•	planned capital expenditures (including the amount and nature thereof);
•	increases in oil and gas production;
•	the number of wells we anticipate drilling in the future;
•	estimates, plans and projections relating to acquired properties;
•	the number of potential drilling locations; and
•	our financial position, business strategy and other plans and objectives for future operations.

We identify forward-looking statements by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate,” “hope,” “plan,” “believe,” “predict,” “envision,” “intend,” “will,” “continue,” “potential,” “should,” “confident,” “could” and similar words and expressions, although some forward-looking statements may be expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. You should consider carefully the statements included in and incorporated by reference in this prospectus supplement and accompanying prospectus, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements, and the following factors:

•	the possibility that our acquisitions may involve unexpected costs;
•	the volatility in commodity prices for oil and gas;
•	the accuracy of internally estimated proved reserves;
•	the presence or recoverability of estimated oil and gas reserves;
•	the ability to replace oil and gas reserves;
•	the availability and costs of drilling rigs and other oilfield services;
•	environmental risks;
•	exploration and development risks;
•	competition;
•	the inability to realize expected value from acquisitions;
•	the ability of our management team to execute its plans to meet its goals; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

Forward-looking statements speak only as of the date of this prospectus supplement or the date of any document incorporated by reference in this prospectus supplement. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus supplement, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

RISK FACTORS

Before making an investment decision, you should consider the “Risk Factors” discussed in the section entitled “Risk Factors” contained under Item 1A of Part I of our most recent annual report on Form 10-K, and under “Risk Factors” under Item 1A of Part II of our subsequent quarterly reports on Form 10-Q, as the same may be amended, supplemented or superseded from time to time by our subsequent filings and reports under the Securities Act or the Exchange Act, each of which are incorporated by reference in this prospectus supplement. For more information, see “Information Incorporated by Reference.” The market or trading price of our securities could decline due to any of these risks. In addition, please read “Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this prospectus supplement before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

The Company's securities are subject to the following risk factors:

Risks Relating to Our Business

Crude oil and natural gas prices are highly volatile in general and low prices will negatively affect our financial results.

Our revenues, operating results, profitability, cash flow, future rate of growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our oil and gas properties, are substantially dependent upon prevailing prices of crude oil and natural gas. Lower crude oil and natural gas prices also may reduce the amount of crude oil and natural gas that we can produce economically. Historically, the markets for crude oil and natural gas have been very volatile, and such markets are likely to continue to be volatile in the future. Prices for crude oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for crude oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, including: worldwide and domestic supplies of crude oil and natural gas; the level of consumer product demand; weather conditions and natural disasters; domestic and foreign governmental regulations; the price and availability of alternative fuels; political instability or armed conflict in oil producing regions; the price and level of foreign imports; and overall domestic and global economic conditions.

It is extremely difficult to predict future crude oil and natural gas price movements with any certainty. Declines in crude oil and natural gas prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Further, oil and gas prices do not move in tandem.

We have a limited operating history, and we may not be able to operate profitably in the near future, if at all.

We commenced our operations in 2006.  We have a limited operating history and businesses such as ours, which are starting up or in their initial stages of development present substantial business and financial risks and may suffer significant losses from which they cannot recover. We will face all of the challenges of a smaller microcap oil and natural gas company that operates in a highly competitive industry, including but not limited to: locating, acquiring and successfully developing oil and gas properties; raising financing to fund our capital expenditure program; attracting, engaging and retaining the services of qualified management, technical and support personnel; establishing budgets and maintaining internal operating policies and procedures; and the design and implementation of effective financial and disclosure controls to meet public company statutory compliance requirements. We can provide no assurance that we will achieve a level of profitability that will provide a return on invested capital or that will result in an increase in the market value of our securities. Accordingly, we are subject to the risk that, because of these factors and other general business risks noted throughout these “Risk Factors,” we may, in particular, not be able to profitably execute our plan of operation.

We require financing to execute our business plan and fund capital program requirements.

We believe that our current cash reserves, together with anticipated cash flow from operations, will be sufficient to meet our working capital and operating needs for approximately the next twelve months. However, to continue growth and to fund our business and expansion plans, we will require additional financing in addition to the anticipated financing through this Offering. The amount of capital available to us is limited, and may not be sufficient to enable us to fully execute our growth plans without additional fund raising. Additional financing may be required to meet our desired growth and strategic objectives and to provide more working capital for expanding our development and marketing capabilities and to achieve our ultimate plan of expansion and a larger scale of operations. There can be no assurance that we will be able to obtain such financing on attractive terms, if at all. We have no firm commitments for additional cash funding as of the date of this prospectus supplement.

We do not intend to pay dividends to our shareholders.

We do not currently intend to pay cash dividends on our common stock and do not anticipate paying any dividends at any time in the foreseeable future. At present, we will follow a policy of retaining all of our earnings, if any, to finance development and expansion of our business.

We face intense competition.

We are in direct competition for properties with numerous oil and natural gas companies, drilling and income programs and partnerships exploring various areas of Texas and elsewhere. Many competitors are large, well-known oil and gas and/or energy companies, although no single entity dominates the industry. Many of our competitors possess greater financial and personnel resources enabling them to identify and acquire more economically desirable energy producing properties and drilling prospects than us. Additionally, there is competition from other fuel choices to supply the energy needs of consumers and industry. Management believes that a viable marketplace exists for smaller producers of natural gas and crude oil.

We may be unable to integrate acquisitions.

Our future growth strategy involves the acquisition of other oil and gas businesses and properties. There can be no assurance that we will be able to locate or make suitable acquisitions on acceptable terms or that future acquisitions will be effectively and profitably integrated into the Company. Acquisitions involve risks that could adversely affect the Company's operating results, including diverting management resources; integration of the operations and personnel of the acquired operations; write downs of acquired intangible assets; and possible loss of key employees and customers of the acquired operations.

We depend significantly upon the continued involvement of our present management.

Our success depends to a significant degree upon the involvement of our management, who are in charge of our strategic planning and operations. We may need to attract and retain additional talented individuals in order to carry out our business objectives.  The competition for such persons could be intense and there are no assurances that these individuals will be available to us.

Our business is subject to extensive regulation.

As many of our activities are subject to federal, state and local regulation, and as these rules are subject to constant change or amendment, there can be no assurance that our operations will not be adversely affected by new or different government regulations, laws or court decisions applicable to our operations.

Government regulation and liability for environmental matters may adversely affect our business and results of operations.

Crude oil and natural gas operations are subject to extensive federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of crude oil and natural gas wells below actual production capacity in order to conserve supplies of crude oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of crude oil and natural gas, byproducts thereof and other substances and materials produced or used in connection with crude oil and natural gas operations. In addition, we may inherit liability for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on us.

Future increases on taxes on energy products, energy service companies and exploration activities may adversely affect our results of operations and increase our operating expenses.

Federal, state and local governments have jurisdiction in areas where we operate and impose taxes on the oil and natural gas products we sell.  Recently there have been discussions by federal, state and local officials concerning a variety of energy tax proposals, some of which, if passed, would add or increase taxes on energy products, service companies and exploration activities.  Such matters are beyond our ability to accurately predict or control; however, any such increase in taxes or additional taxes levied on us by federal, state or local jurisdictions could adversely affect our results of operations and/or increase our operating expenses.

Certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

The current administration has proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key United States federal income tax incentives currently available to oil and natural gas exploration and production companies. These proposed changes include, but are not limited to:  (1) the repeal of the percentage depletion allowance for oil and natural gas properties, (2) the elimination of current deductions for intangible drilling and development costs, (3) the elimination of the deduction for certain domestic production activities, and (4) an extension of the amortization period for certain geological and geophysical expenditures.  It is unclear whether any such changes will be enacted into law or how soon any such changes could become effective in the event they were enacted into law.  The passage of any legislation as a result of these proposals or any other changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development activities we undertake, and any such changes could negatively affect our financial condition and results of operations.

The crude oil and natural gas reserves we report in our SEC filings are estimates and may prove to be inaccurate.

There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their estimated values. The reserves we report in our filings with the SEC now and in the future will only be estimates and such estimates may prove to be inaccurate because of these uncertainties. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable crude oil and natural gas reserves depend upon a number of variable factors, such as historical production from the area compared with production from other producing areas and assumptions concerning effects of regulations by governmental agencies, future crude oil and natural gas prices, future operating costs, severance and excise taxes, development costs and work-over and remedial costs. Some or all of these assumptions may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of crude oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

The SEC has historically prohibited us from including “probable reserves” and “possible reserves” in statutory public filings; however, in addition to permitting us to disclose proved reserve estimates, effective January 1, 2010, the SEC allows us to report “probable” and “possible” reserves realizing that both reserve categories are considered unproved reserves and as such, the SEC views the estimates to be inherently unreliable. Probable and possible reserve estimates may be misunderstood or seen as misleading to investors that are not “experts” in the oil or natural gas industry. Unless you have such expertise, you should not place undue reliance on these estimates. Except as required by applicable law, we undertake no duty to update this information and do not intend to update this information.

Crude oil and natural gas development, re-completion of wells from one reservoir to another reservoir, restoring wells to production and drilling and completing new wells are speculative activities and involve numerous risks and substantial and uncertain costs.

Our growth will be materially dependent upon the success of our future development program. Even considering our business philosophy to avoid wildcat wells, drilling for crude oil and natural gas and reworking existing wells involves numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including: unexpected drilling conditions; pressure or irregularities in formations; equipment failures or accidents; inability to obtain leases on economic terms, where applicable; adverse weather conditions and natural disasters; compliance with governmental requirements; and shortages or delays in the availability of drilling rigs or crews and the delivery of equipment.

Drilling or reworking is a highly speculative activity. Even when fully and correctly utilized, modern well completion techniques such as hydraulic fracturing and horizontal drilling do not guarantee that we will find crude oil and/or natural gas in our wells. Hydraulic fracturing involves pumping a fluid with or without particulates into a formation at high pressure, thereby creating fractures in the rock and leaving the particulates in the fractures to ensure that the fractures remain open, thereby potentially increasing the ability of the reservoir to produce oil or gas. Horizontal drilling involves drilling horizontally out from an existing vertical well bore, thereby potentially increasing the area and reach of the well bore that is in contact with the reservoir. Our future drilling activities may not be successful and, if unsuccessful, such failure would have an adverse effect on our future results of operations and financial condition. We cannot assure you that our overall drilling success rate or our drilling success rate for activities within a particular geographic area will not decline. We may identify and develop prospects through a number of methods, some of which do not include lateral drilling or hydraulic fracturing, and some of which may be unproven. The drilling and results for these prospects may be particularly uncertain. Our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted prospects will be dependent on a number of factors, including, but not limited to: the results of previous development efforts and the acquisition, review and analysis of data; the availability of sufficient capital resources to us and the other participants, if any, for the drilling of the prospects; the approval of the prospects by other participants, if any, after additional data has been compiled; economic and industry conditions at the time of drilling, including prevailing and anticipated prices for crude oil and natural gas and the availability of drilling rigs and crews; our financial resources and results; the availability of leases and permits on reasonable terms for the prospects; and the success of our drilling technology.

We cannot assure you that these projects can be successfully developed or that the wells discussed will, if drilled, encounter reservoirs of commercially productive crude oil or natural gas. There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond our control.

Because of the speculative nature of oil and gas exploration and development, there is substantial risk that we will not find any commercially exploitable oil or gas and that our business will fail.

The search for commercial quantities of oil as a business is extremely risky. We cannot provide investors with any assurance that we will be able to obtain rights to additional producing properties in the future and/or that any properties we obtain rights to will contain commercially exploitable quantities of oil and/or gas.  Future exploration and development expenditures made by us, if any, may not result in the discovery of commercial quantities of oil and/or gas in any future properties we may acquire the rights to, and problems such as unusual or unexpected formations and other conditions involved in oil and gas exploration often result in unsuccessful exploration efforts. If we are unable to find commercially exploitable quantities of oil and gas in any properties we may acquire in the future, and/or we are unable to commercially extract such quantities we may find in any properties we may acquire in the future, the value of our securities may decline in value.

Because of the inherent dangers involved in oil and gas exploration, there is a risk that we may incur liability or damages as we conduct our business operations, which could force us to expend a substantial amount of money in connection with litigation and/or a settlement.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us in the future. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for the purchase of properties and/or property interests, exploration, development or acquisitions or result in the loss of our properties and/or force us to expend substantial monies in connection with litigation or settlements. As such, there can be no assurance that any insurance we currently maintain or that we obtain in the future will be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations, which could lead to any investment in us declining in value or becoming worthless.

We incur certain costs to comply with government regulations, particularly regulations relating to environmental protection and safety, and could incur even greater costs in the future.

Our exploration, production and marketing operations are regulated extensively at the federal, state and local levels, as well as by the governments and regulatory agencies in the foreign countries in which we do business, and are subject to interruption or termination by governmental and regulatory authorities based on environmental or other considerations.  Moreover, we have incurred and will continue to incur costs in our efforts to comply with the requirements of environmental, safety and other regulations.  Further, the regulatory environment in the oil and gas industry could change in ways that we cannot predict and that might substantially increase our costs of compliance and, in turn, materially and adversely affect our business, results of operations and financial condition.

Specifically, as an owner or lessee and operator of crude oil and natural gas properties, we are subject to various federal, state, local and foreign regulations relating to the discharge of materials into, and the protection of, the environment.  These regulations may, among other things, impose liability on us for the cost of pollution cleanup resulting from operations, subject us to liability for pollution damages and require suspension or cessation of operations in affected areas.  Moreover, we are subject to the United States (U.S.) Environmental Protection Agency's (U.S. EPA) rule requiring annual reporting of greenhouse gas (GHG) emissions.  Changes in, or additions to, these regulations could lead to increased operating and compliance costs and, in turn, materially and adversely affect our business, results of operations and financial condition.

We are aware of the increasing focus of local, state, national and international regulatory bodies on GHG emissions and climate change issues.  In addition to the U.S. EPA's rule requiring annual reporting of GHG emissions, we are also aware of legislation proposed by U.S. lawmakers to reduce GHG emissions.

Additionally, there have been various proposals to regulate hydraulic fracturing at the federal level.  Currently, the regulation of hydraulic fracturing is primarily conducted at the state level through permitting and other compliance requirements.  Any new federal regulations that may be imposed on hydraulic fracturing could result in additional permitting and disclosure requirements (such as the reporting and public disclosure of the chemical additives used in the fracturing process) and in additional operating restrictions.  In addition to the possible federal regulation of hydraulic fracturing, some states and local governments have considered imposing various conditions and restrictions on drilling and completion operations, including requirements regarding casing and cementing of wells, testing of nearby water wells, restrictions on the access to and usage of water and restrictions on the type of chemical additives that may be used in hydraulic fracturing operations.  Such federal and state permitting and disclosure requirements and operating restrictions and conditions could lead to operational delays and increased operating and compliance costs and, moreover, could delay or effectively prevent the development of crude oil and natural gas from formations which would not be economically viable without the use of hydraulic fracturing.

We will continue to monitor and assess any new policies, legislation, regulations and treaties in the areas where we operate to determine the impact on our operations and take appropriate actions, where necessary.  We are unable to predict the timing, scope and effect of any currently proposed or future laws, regulations or treaties, but the direct and indirect costs of such laws, regulations and treaties (if enacted) could materially and adversely affect our business, results of operations and financial condition.

Our officers and directors have limited liability, and we are required in certain instances to indemnify our officers and directors for breaches of their fiduciary duties.

            We have adopted provisions in our Articles of Incorporation and Bylaws which limit the liability of our officers and directors and provide for indemnification by us of our officers and directors to the full extent permitted by Nevada corporate law. Our articles generally provide that our officers and directors shall have no personal liability to us or our shareholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require us to indemnify our officers and directors.

Risks Relating to Our Outstanding Securities

We may continue to have potential liability pursuant to the terms of the Purchase Agreements, even though our previously filed Form S-3 Registration Statement was declared effective.

We previously filed a Form S-3 resale Registration Statement to register the 4,230,589 unregistered shares of common stock (the “Shares To Be Registered” and the “Registration Statement”) issuable upon exercise of the respective associated warrants (the “Associated Warrants”) to remedy the fact that these shares of common stock were not previously registered or exempt from registration under the federal securities laws and to reduce our potential liability under certain Purchase Agreements entered into with investors in our December 2010 offering of units.  The Form S-3 Registration Statement was subsequently declared effective by the SEC; however, as a result of the fact that the prior Form S-3 Registration Statement did not have sufficient capacity to cover and register the entire amount of shares of common stock issuable in connection with the units sold in the offering (i.e., only the shares of common stock sold in connection with the units and a portion of the shares of common stock issuable upon exercise of the warrants were registered under the registration statement), we may face claims for alleged damages in the future pursuant to the terms of the  Purchase Agreements and the December 2010 investors may seek to claim damages in the future against us for any alleged damages they may have suffered as a result of the above.

We may continue to have liability for the grant of the December 2010 Warrants and as a result, the sale of the December 2010 Units in violation of federal and state securities law, even though our resale Registration Statement was declared effective.

After the date of our December 2010 offering, we determined that we did not have an exemption from registration available under federal or state securities laws for the offer and sale of the Shares To Be Registered and the Associated Warrants and they were not registered with the SEC pursuant to the prospectus supplement filed at time of the offering. We subsequently filed and gained effectiveness of a Form S-3 resale Registration Statement to register the resale of the Shares To Be Registered to remedy the fact that, upon issuance, the shares of common stock issuable in connection with the exercise of the Associated Warrants will not have been previously registered or exempt from registration.  However, we cannot remedy the fact that the Associated Warrants were originally granted improperly in December 2010.  As such, the investors and the placement agent in our December 2010 offering may have continuing rescission rights under federal and state securities laws in connection with the grant of the Associated Warrants (and possibly the entire offering) and we may face liability in connection with such ongoing rescission rights.

The Resale Registration Statement will not bar claims relating to our non-compliance with securities laws, and we may continue to be contingently liable for damages in an indeterminate amount.

The declaration of the effectiveness of the previously filed Form S-3 resale Registration Statement by the Commission will not bar claims relating to our non-compliance with applicable federal or state securities laws. Additionally, even after the effectiveness of the resale Registration Statement, the actions we have taken to remedy our non-compliance with securities laws in connection with the offer and sale of the Associated Warrants will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws.

We may be subject to liability, face claims for damages and be forced to expend our resources in the event the investors bring action against us in the future.

As described in the Risk Factors above, we may have liability to the December 2010 investors or the placement agent in connection with our failure to keep effective the registration of the Shares To Be Registered and the Associated Warrants, as well as potential liability for breaches of the Purchase Agreements entered into with the December 2010 investors, as it relates to the investors.  In the event the investors or the placement agent bring an action against us in connection with any of the above risks, we could be forced to expend significant funds in the defense of such action, could be forced to pay significant damages to the investors in connection with such potential claims, and our management could be forced to expend a significant amount of their time in connection with such claims, instead of on our operations.  Any of the above could have a material adverse effect on our operations and results of operations, and could force us to expend or pay significant amounts of money in the future.

Since we have broad discretion in how we use the proceeds from this Offering, we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds from this Offering to pay down expenses related to drilling, lease operating, and workover activities and for general corporate purposes, including general and administrative expenses, as described in greater detail under “Use of Proceeds”), provided that we will retain broad discretion over the use of these proceeds. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

There is no minimum offering amount required to consummate this offering.

There is no minimum offering amount which must be raised in order for us to consummate this Offering. Accordingly, the amount of money raised may not be sufficient for us to meet our business objectives, and in any case, we will still need substantial additional capital for working capital and to continue our business plan. Moreover, if only a small amount of money is raised, all or substantially all of the Offering proceeds may be applied to cover the Offering expenses and we will not otherwise benefit from the Offering. In addition, because there is no minimum offering amount required, Investors will not be entitled to a return of their investment if we are unable to raise sufficient proceeds to meet our business objectives.

There is no public market for the Warrants being sold in this offering.

There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Warrants will be limited.

The Warrants included in this Offering may not have any value.

The Warrants have an exercise price of $2.30 per share and will be exercisable for a five-year period beginning six months from the closing date of the Offering. In the event our common stock price does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

If stockholders sell a large number of shares registered on our previously filed Registration Statements, all at once or in blocks, the trading value of our shares could decline in value.

We registered 2,510,506 shares of common stock and an additional 941,053 shares of common stock issuable upon the exercise of outstanding Series C Warrants in connection with the filing of our prospectus supplement No. 2 to our prior Form S-3 Registration Statement in December 2010.  Additionally, pursuant to a resale Registration Statement, we registered an aggregate of 4,230,589 shares of common stock, which number includes all of the shares of common stock issuable upon exercise of the Series B Warrants and the Series C Warrants, not previously registered in the December 2010 prospectus supplement to the Form S-3 Registration Statement.  We filed a Form S-3 Registration Statement in March 2012, to register up to $10,000,000 in securities, of which 2,950,000 shares of common stock, 1,032,500 Warrants and 1,032,500 shares underlying such Warrants are being registered pursuant to this prospectus supplement. We only have 19,576,991 shares of common stock outstanding as of April 16, 2012.  As a result, the offer or sale of large numbers of shares in the future, including those shares registered in our registration statements and prospectus supplements, and/or in connection with the conversion of the preferred stock (as described in greater detail below) may cause the market price of our securities to decline in value.

If the holders of our outstanding warrants sell a large number of shares all at once or in blocks after exercising such warrants, the trading value of our shares could decline in value.

We currently have 2,510,506 outstanding Series B Warrants which have an exercise price of $2.86 per share; 150,630 outstanding warrants held by our placement agent in our December 2010 unit offering, which have an exercise price of $2.98 per share; and 305,000 outstanding warrants which have an exercise price of $1.00 per share and we are selling an aggregate of 1,032,500 Warrants at an exercise price of $2.30 per share, in connection with the sale of the Units pursuant to the Offering.  The trading price of our common stock has recently fluctuated from between $1.04 and $4.28 per share during the last 52 weeks.  We have 19,576,991 shares of common stock issued and outstanding as of the date of this prospectus supplement.  As a result, the exercise of outstanding warrants (including, but not limited to warrants which have an exercise price substantially below the current trading price of our common stock) in the future and the subsequent resale of the shares of common stock issuable upon exercise thereof (which shares of common stock issuable upon exercise of the Series B Warrants, the placement agent warrants and the Warrants, will be eligible for immediate resale) may cause dilution to existing shareholders and cause the market price of our securities to decline in value.

Upon expiration of a six month holding period, if the Series A Convertible Preferred Stock holder and/or the Series B Convertible Preferred Stock shareholder converts and sells a large number of shares of our common stock, it will cause dilution to our existing shareholders and the trading value of our shares could decline in value.

The issuance of common stock upon conversion of the 2,000 shares of Series A Convertible Preferred Stock currently outstanding and the 2,824 outstanding shares of Series B Convertible Preferred Stock (collectively the “Preferred Stock Shares”), which shares each convert on a 1,000-for-one basis into shares of our common stock at the option of the holders thereof, will result in immediate dilution to the interests of our common stock holders.  Additionally, although the Preferred Stock Shares may not be converted if such conversion would cause the holder thereof to own more than 4.99% (9.99% in the case of the Series B Convertible Preferred Stock) of our outstanding common stock, this restriction does not prevent the holders from converting some of their Preferred Stock Shares, selling those shares, subject to applicable exemptions from registration (e.g., a period of at least six months passing after the issuance of such preferred stock shares in order for such holders to sell the shares of common stock issuable upon exercise of such preferred stock pursuant to Rule 144 of the Securities Act of 1933, as amended), and then converting the rest of their holdings, while still staying below the 4.99% and 9.99% limit, as applicable. In this way, the holders could sell more than this limit while never actually holding more shares than this limit allows. If the holders of the Preferred Stock Shares choose to do this, or choose to convert and sell their Preferred Stock Shares in the future, it will cause substantial dilution to the then holders of our common stock. Additionally, the subsequent sale by the holders of the Preferred Stock Shares of large numbers of shares in the future may cause the market price of our securities to decline in value.  As of the date of this prospectus supplement, if the 4,824 outstanding Preferred Stock Shares were converted into common stock and sold (subject to the ownership limitations set forth above) an additional 4,824,000 shares of common stock of the Company or approximately 19.8% of the Company’s currently outstanding shares, would be issued and outstanding.

Finally, the common stock issuable upon conversion of the Preferred Stock Shares may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company's stock in the market than there is demand for that stock. When this happens the price of the company's stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. If the share volume of our common stock cannot absorb the Preferred Stock Shares converted into common stock and sold by the holders thereof, then the value of our common stock will likely decrease.

Nevada law and our Articles of Incorporation authorize us to issue shares of stock, which shares may cause substantial dilution to our existing shareholders.

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share. As of April 16, 2012, we have 19,576,991 shares of common stock outstanding and 4,824 shares of preferred stock issued and outstanding, each convertible into 1,000 shares of our common stock. As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without shareholder approval, subject to the requirements of the NYSE Amex Equities Exchange (which generally require shareholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock), which if issued could cause substantial dilution to our then shareholders.  Shares of additional preferred stock may also be issued by our Board of Directors without shareholder approval, with voting powers and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors, which may be greater than the shares of common stock currently outstanding.  As a result, shares of preferred stock may be issued by our Board of Directors which cause the holders to have majority voting power over our shares, provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock shareholders and/or have other rights and preferences greater than those of our common stock shareholders. Investors should keep in mind that the Board of Directors has the authority to issue additional shares of common stock and preferred stock, which could cause substantial dilution to our existing shareholders.  Additionally, the dilutive effect of any preferred stock which we may issue may be exacerbated given the fact that such preferred stock may have super voting rights and/or other rights or preferences which could provide the preferred shareholders with substantial voting control over us subsequent to this prospectus supplement and/or give those holders the power to prevent or cause a change in control.  As a result, the issuance of shares of common stock and/or Preferred Stock may cause the value of our securities to decrease and/or become worthless.

Shareholders may be diluted significantly through our efforts to obtain financing and/or satisfy obligations through the issuance of additional shares of our common stock.

We currently have no committed source of financing. Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock (subject to NYSE Amex Equities Exchange rules which limit among other things, the number of shares we can issue without shareholder approval to no more than 20% of our outstanding shares of common stock). These actions will result in dilution of the ownership interests of existing shareholders, and that dilution may be material.

If persons engage in short sales of our common stock, including sales of shares to be issued upon exercise of our outstanding warrants, the price of our common stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. In addition, holders of options and warrants will sometimes sell short knowing they can, in effect, cover through the exercise of an option or warrant, thus locking in a profit. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock issued upon exercise of our outstanding warrants could cause even greater declines in the price of our common stock due to the number of additional shares available in the market upon such exercise, which could encourage short sales that could further undermine the value of our common stock. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

The market price for our common stock may be volatile, and you may not be able to sell our stock at a favorable price or at all.

Many factors could cause the market price of our common stock to rise and fall, including:  actual or anticipated variations in our quarterly results of operations; changes in market valuations of companies in our industry; changes in expectations of future financial performance; fluctuations in stock market prices and volumes; issuances of dilutive common stock or other securities in the future; the addition or departure of key personnel; announcements by us or our competitors of acquisitions, investments or strategic alliances; and the increase or decline in the price of oil and natural gas.

It is possible that the proceeds from sales of our common stock may not equal or exceed the prices you paid for it plus the costs and fees of making the sales.

Substantial sales of our common stock, or the perception that such sales might occur, could depress the market price of our common stock.

We cannot predict whether future issuances of our common stock or resales in the open market will decrease the market price of our common stock. The impact of any such issuances or resales of our common stock on our market price may be increased as a result of the fact that our common stock is thinly, or infrequently, traded. The exercise of any options or the vesting of any restricted stock that we may grant to directors, executive officers and other employees in the future, the issuance of common stock in connection with acquisitions and other issuances of our common stock (including the sale of shares registered herein, in the Registration Statements and/or pursuant to previous Registration Statements filed by the Company) could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing shareholders. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could lower the market price of our common stock.

We face potential liability under the Amendment Agreement in the event we do not satisfy the current public information requirements of Rule 144(c) of the Securities Act of 1933, as amended, prior to the date the warrants and shares of common stock issuable upon exercise thereof have been sold by the holders thereof or have expired.

Pursuant to the Amendment Agreement (described above), we agreed that if at any time prior to the date that all of the Series B Warrants and any shares of common stock issuable upon exercise of such warrants are sold by the holders thereof, we fail to satisfy the current public information requirement of Rule 144(c) of the Securities Act of 1933, as amended (a “Public Information Failure”), as partial relief for the damages to any holder of warrants, we would pay the holders, based on their pro rata ownership of non-exercised and non-expired warrants on the first day of a Public Information Failure, an aggregate of $80,000 for the first thirty calendar days that there is a Public Information Failure (pro-rated for a period of less than thirty days) and an amount in cash equal to one and one-half percent (1.5%) of the aggregate Black Scholes Value (as defined in the warrants) of such holder’s non-exercised and non-expired warrants on the sixty-first (61st) calendar day after the Public Information Failure (covering the 31st to 60th calendar days) and on every thirtieth day (pro-rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured; (ii) such time that such public information is no longer required pursuant to Rule 144; and (iii) the expiration date of the warrants.  Additionally, upon the occurrence of any Public Information Failure during the 12 months prior to the expiration of any warrant, the expiration date of such warrant will be automatically extended for one day for each day that a Public Information Failure occurs and is continuing.  As such, in the event of the occurrence of a Public Information Failure, we will face liability and penalties under the Amendment Agreement.

The $22 million note payable in connection with the Nordic 1 acquisition is secured by a security interest solely in the assets acquired from Nordic 1.

On October 13, 2011, Lucas entered into a purchase and sale agreement with Nordic 1, with an effective date of July 1, 2011, to purchase all of Nordic 1’s interests in certain oil, gas and mineral leases, rights and assets located in Gonzales, Karnes and Wilson Counties, Texas, which represent all of Nordic 1's interests in the existing two capital programs operated by Lucas (the “Nordic 1 Transaction”).  The Nordic 1 Transaction closed in November 2011 and Lucas paid $22 million to Nordic 1 in the form of a non-recourse senior secured promissory note.  The note bears interest at 6% per annum and is due and payable on or before November 17, 2012.

We do not currently have sufficient cash on hand to repay the note payable, even including funds from this Offering. If we default in the repayment of the note payable at maturity, Nordic 1 may seek to enforce its security interest over the assets acquired in the Nordic 1 Transaction, which secure the repayment of such note.   Nordic 1 may seek to enforce its security interest by retaking full or partial ownership and control of the assets securing the note payable in an attempt to recover any deficiency between the value of the secured assets and the then amount owed in connection with such note payable, which pursuant to the terms of the note is Nordic 1’s sole recourse in the event that we default under the terms of the note. If we lose ownership of and right to the assets acquired and our total assets, results of operations and revenues may be adversely affected from the loss of such assets.  Consequently, the value of our securities may decline in value.

The Investors in the Company’s December 2010 sale of 2,510,506 Units obtained a right of first refusal to provide additional funding to the Company.

Pursuant to the Securities Purchase Agreements (the “Purchase Agreements”), pursuant to which the investors purchased an aggregate of 2,510,506 units in December 2010, the Company agreed that until December 30, 2012, the Company would not undertake any of the following: (A), directly or indirectly, file any registration statement with the SEC, or (B) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its equity securities, including without limitation any debt, preferred stock or other instrument or security (a “Subsequent Placement”), unless the Company first provides the investors notice of such Subsequent Placement and provides such investors an opportunity to purchase up to 25% of the securities offered in such Subsequent Placement pursuant to the terms and conditions described in greater detail in the Purchase Agreements.  The December 2010 investors, pursuant to their right of first refusal described above, agreed to purchase 450,000 Units for $900,000 in total proceeds in connection with the Offering.

However, the above requirements do not apply to the Company's issuance or grant of any common stock issued or issuable: (i) in connection with any employee benefit plan approved by the Board of Directors, subject to a maximum of 150,000 shares to be issued to consultants in any calendar year; (ii) upon exercise of the warrants  granted in connection with the Purchase Agreements; (iii) upon exercise of any options or convertible securities which were outstanding on the day immediately preceding the closing date of the offering; and (iv) in connection with mergers, acquisitions, strategic business transactions or joint ventures with a strategic partner who is not in the business of making financial investments, in each case with non-affiliated third parties and otherwise on an arm's-length basis, the primary purpose of which is not to raise additional capital (collectively (i) through (iv), "Excluded Securities"); provided that any shares issued or issuable in connection with any transaction contemplated by this clause (iv) that is either primarily (A) attributable to capital raising for the Company (other than nominal amounts of capital) or (B) to raise capital for the Company, directly or indirectly, in connection with any transaction contemplated by this clause (iv), including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences, shall not be deemed to be Excluded Securities.

As a result of the above, it may be harder for the Company to raise funding and/or issue securities in consideration for certain business purposes not included in the Excluded Securities, described above, which could prevent the Company from meeting its capital needs, limit the Company’s ability to grow its operations and implement its business plan and ultimately cause the value of the Company’s securities to decline in value.

We incur significant costs as a result of operating as a fully reporting company and our management is required to devote substantial time to compliance initiatives.

We incur significant legal, accounting and other expenses in connection with our status as a fully reporting public company. Specifically, we are required to prepare and file annual, quarterly and current reports, proxy statements and other information with the SEC.  Additionally, our officers, directors and significant shareholders are required to file Form 3, 4 and 5’s and Schedule 13D/G’s with the SEC disclosing their ownership of the Company and changes in such ownership.  Furthermore, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices.  As a result, our management and other personnel are required to devote a substantial amount of time and resources to the preparation of required filings with the SEC and SEC compliance initiatives. Moreover, these filing obligations, rules and regulations increase our legal and financial compliance costs and quarterly expenses and make some activities more time-consuming and costly than they would be if we were a private company. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses.  The costs and expenses of compliance with SEC rules and our filing obligations with the SEC, or our identification of deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, could materially adversely affect our results of operations or cause the market price of our stock to decline in value.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering for sale an aggregate of 2,950,000 Units at $2.00 per Unit, with each unit consisting of one share of common stock and 0.35 of a warrant to purchase one share of the Company's common stock at an exercise price of $2.30 per share, for an aggregate of $5,900,000 in gross proceeds. This prospectus also relates to the offering of shares of our common stock upon exercise, if any, of the Warrants.

Common Stock

The material terms and provisions of our common stock are described in the sections entitled “Description of Capital Stock” and “Common Stock” in the prospectus attached hereto. The shares of common stock issued in the Offering will be, when issued and paid for in accordance with the Subscription Agreements, duly and validly authorized, issued and fully paid and non-assessable.

Warrants

The material terms and provisions of the Warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of Warrants, which will be provided to the investors in the Offering and was filed as an exhibit to a Current Report on Form 8-K with the SEC on April 16, 2012.

Each Warrant sold in the Offering has an exercise price of $2.30.  The Warrants are exercisable for five years following the six-month anniversary date of the closing of the Offering.

If the registration statement pursuant to which the Warrants were issued is not effective and available for use at the time of any proposed exercise, the Warrants have cashless exercise rights.  The Warrants also include a provision whereby the Investors are not eligible to exercise any portion of the Warrants that would result in them becoming the beneficial owner of more than 4.99% of the Company's common stock, subject to the holder’s right to increase such amount to up to 9.99% of the Company’s common stock with at least 61 days prior written notice to the Company.

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any national securities exchange or other nationally recognized trading system.

PLAN OF DISTRIBUTION

On April 16, 2012, we entered into a Placement Agency Agreement with Roth Capital Partners, LLC (the “Placement Agent”).  Pursuant to the Placement Agency Agreement, we agreed to pay the Placement Agent a fee equal to 6% of the total gross proceeds received by us in connection with the sale of the Units, except for Units sold to investors in our December 2010 units offering, who have a right of first refusal to purchase up to 25% of the Units offered in the Offering.  Such fee will total $300,000 assuming all Units offered herein are sold. The Placement Agent will assist us in connection with the sale of an aggregate of 2,950,000 Units for total gross proceeds of $5,900,000.   We also agreed to pay up to $40,000 of the Placement Agent’s expenses.

In connection with the sale of the Units we are offering by this prospectus supplement on our behalf, the Placement Agent will be acting on a reasonable efforts basis for the period of its appointment. The Placement Agent is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities. The Placement Agency Agreement contains customary representations, warranties, and covenants by the Company, and also provides for customary indemnification by the Company and the Agent for losses or damages arising out of or in connection with the Offering. We have also agreed to indemnify the Placement Agent against liabilities under the Securities Act and to contribute to payments the Placement Agent may be required to make in respect of such liabilities. Additionally, another broker-dealer previously engaged by the Company has also claimed that it may be entitled to additional potential fees in connection with the Offering.  While the Company denies such claim, there is no assurance the Company will prevail in such dispute.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent is required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by the Placement Agent. Under these rules and regulations, the Placement Agent: (i) may not engage in any stabilization activity in connection with our securities; and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

The Placement Agent is not purchasing or selling any Units, Shares and Warrants offered by this prospectus supplement and the related prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the Units, Shares and Warrants, but has agreed to use its reasonable efforts to arrange for the sale of all of the Units, Shares and Warrants offered hereby. We will enter into Subscription Agreements directly with Investors in connection with this Offering and we may not sell the entire amount of Units, Shares and Warrants offered pursuant to this prospectus supplement and the related prospectus.  The public offering price of the Units, Shares and Warrants offered hereby has been determined based upon arm’s-length negotiations between the purchasers and us.

The Placement Agent proposes to arrange for the sale to one or more Investors of the Units, Shares and Warrants offered pursuant to this prospectus supplement and the related prospectus through direct Subscription Agreements between the Investors and us.

Our obligation to issue and sell Units, Shares and Warrants to the Investors is subject to the conditions set forth in the Subscription Agreements, which may be waived by us at our discretion. An Investor’s obligation to purchase Units, Shares and Warrants is subject to the conditions set forth in his or her Subscription Agreement as well, which may also be waived.

We currently anticipate that the sale of the Units, Shares and Warrants will be completed on or about April 16, 2012, at which time the following will occur:

●	we will receive funds in the amount of the aggregate purchase price of the securities being sold by us on such closing date;

●	We will deliver shares of common stock being sold on such closing date in book-entry form;

●	we will deliver Warrant agreements to the Investors in the Offering; and

●	we will pay the Placement Agent a placement agent fee in accordance with the terms of the Placement Agency Agreement (as described above).

 The Offering of common shares pursuant to the Subscription Agreements terminated on the closing date.

The Placement Agent may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

Our common stock currently is traded on the NYSE Amex Equities Exchange under the symbol “LEI” The transfer agent and registrar for our common stock is ClearTrust, LLC.

The foregoing does not purport to be a complete statement of the terms and conditions of the Placement Agency Agreement and Subscription Agreements. A copy of the Placement Agency Agreement and the form of Subscription Agreement with the Investors are included as exhibits to our current report on Form 8-K that will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page S-26.

Placement Agent Compensation

	Per Unit		Total*
Public offering price per unit	$2.00	(1)	$5,900,000
Placement Agent (underwriter) fee (2)	$0.10		$300,000
Proceeds to us (before expenses) (3)	$1.90		$5,600,000
Offering expenses*	$0.03		$100,000
Proceeds to us (after expenses)*	$1.87		$5,500,000

(1)	Represents an 8.7% discount to the $2.19 per share closing price of our common stock on the Amex on April 13, 2012.
(2)
The Placement Agent shall receive a fee equal to 6% of the gross proceeds received by us in connection with the sale of the Units, except for Units sold to investors in our December 2010 units offering, who have a right of first refusal to purchase up to 25% of the Units offered in the Offering.  The investors in our December 2010 units offering have agreed to purchase an aggregate of 450,000 Units for an aggregate of $900,000.

(3)
Assumes the sale of all Units offered herein.  Does not include approximately $2,374,750 which the Company will receive assuming the exercise of the Warrants registered herein at an exercise price of $2.30 per Warrant assuming all Units offered herein are sold.

*	Estimated.

USE OF PROCEEDS

Lucas plans to use the net proceeds of approximately $5,500,000 from the sale of the Units in the Offering, assuming all Units offered herein are sold, of which there can be no assurance, to pay down expenses related to drilling, lease operating, and workover activities and for general corporate purposes, including general and administrative expenses, provided that we will retain broad discretion over the use of these proceeds.

Additionally, in the event that the Warrants are exercised for cash, we may receive up to a total of approximately $2,374,750 in aggregate gross proceeds (assuming all of the Units offered herein are sold and all Warrants are exercised). However, we cannot predict the timing or the amount of the exercise of these securities. We plan to use the proceeds from the exercise of the Warrants for drilling, lease operating, workover activities and general corporate purposes, including general and administrative expenses, provided that we will retain broad discretion over the use of these proceeds, if any.

DETERMINATION OF OFFERING PRICE

We will sell the Units in this Offering at a price of $2.00 per Unit. We determined the offering price of the Units being offered by this prospectus supplement principally by negotiations between us and the Placement Agent, negotiations between us and the Placement Agent with prospective investors in the Offering and our consideration of the closing prices (including high, low and average prices) and trading volumes of our common stock on the NYSE Amex Equities Exchange preceding the date we determined the offering price. No independent appraisal or valuation was obtained to determine the offering price.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the price you paid per share of common stock in this Offering and the net tangible book value per share of our common stock after this Offering.  Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.  Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares in this Offering and the net tangible book value per share of common stock immediately after the closing of this Offering.

Prior to this Offering, our pro forma net tangible book value as of December 31, 2011 would have been approximately $31.5 million or approximately $1.61 per share of common stock.  On an as adjusted basis after this Offering (giving effect to recent issuances and to the sale of the shares in this Offering at the offering price of $2.00 per share, after deducting the estimated offering expenses payable by us, and assuming that all Units offered herein are sold), our pro forma net tangible book value as of December 31, 2011 would have been approximately $38,127,565 million, or $1.65 per share of common stock.  This represents an immediate increase in net tangible book value of $0.04 per share to existing stockholders and an immediate dilution of $0.35 per share to new Investors purchasing shares in this Offering at the offering price:

Public offering price per share:	$2.00

Net tangible book value per share as of December 31, 2011	$1.61

Increase in net tangible book value per share attributable to this Offering:	$0.04

Pro forma net tangible book value per share as of December 31, 2011 after giving effect to this Offering:	$1.65

Dilution per share to new Investors in this Offering:	$0.35

The foregoing table is based on 19,573,510 shares of our common stock outstanding as of December 31, 2011.

To the extent that any of our outstanding options or warrants are exercised, our convertible preferred stock is converted, we grant additional options under our stock option plans or grant additional warrants, we issue additional convertible securities or we issue additional shares of common stock in the future, there may be further dilution to new investors.

DIVIDEND POLICY

We have never declared or paid any cash dividends with respect to our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. We do not anticipate paying cash dividends on our common stock in the foreseeable future.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement have been passed upon for us by Woodburn and Wedge.  LKP Global Law LLP has acted as counsel for the Placement Agent.

EXPERTS

The consolidated balance sheets of Lucas Energy, Inc. as of March 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended March 31, 2011 and 2010, appearing in Lucas Energy Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2011 have been audited by GBH CPAs, PC, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Certain estimates of proved oil reserves for us that are incorporated herein by reference were based upon engineering reports prepared by Forrest A. Garb & Associates, Inc., independent petroleum consultants. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Shareholder Information,” “SEC Filings” page of our website at www.lucasenergy.com. Information on our web site is not part of this prospectus supplement, and we do not desire to incorporate by reference such information herein. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus supplement is part of the registration statement and prospectus contained therein and does not contain all of the information included in the registration statement or prospectus. Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus supplement and any supplement or amendment hereto. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and prospectus. The securities offered under this prospectus supplement and prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and prospectus is accurate only as of the date of this prospectus supplement and prospectus, regardless of the time of delivery of this prospectus supplement and prospectus or any sale of the securities.

This prospectus supplement and prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus supplement and the prospectus do not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Shares of common stock, Warrants and Units, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth in the paragraph above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC (i) on or after the date of filing of the registration statement and prospectus and (ii) on or after the date of this prospectus supplement and before the termination of the Offering of the securities by means of this prospectus supplement will automatically update and, where applicable, supersede information contained in this prospectus supplement or incorporated by reference into this prospectus supplement.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus supplement forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the time that all securities covered by this prospectus supplement have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the SEC on June 29, 2011;

•	Our Amendment No. 1 to our Definitive Proxy Statement on Schedule 14A for an Annual Meeting of Shareholders, filed with the SEC on November 4, 2011;

•
Our Quarterly Reports on Form 10-Q for the quarterly periods ended (a) June 30, 2011, filed with the SEC on August 15, 2011, (b) September 30, 2011, filed with the SEC on November 14, 2011, and (c) December 31, 2011, filed with the SEC on February 14, 2012;

•
Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on July 19, 2011, August 8, 2011, September 1, 2011, October 19, 2011, October 24, 2011, November 2, 2011, November 23, 2011, December 21, 2011, January 4, 2012, February 3, 2012 and April 16, 2012; and

•
The description of our common stock contained in our Registration Statement on Form 8-A, filed on February 13, 2008 (File No. 001-32508), which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form SB-2 (File No. 333-147568) filed on November 21, 2007 and declared effective by the SEC on January 11, 2008, and any amendment or reports filed with the SEC for purposes of updating such description.

These documents contain important information about us, our business and our financial condition. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, TX 77027
Phone: (713) 528-1881
Fax: (713) 337-1510

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act or the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this filing and before the termination of this Offering shall be deemed to be incorporated in this prospectus supplement and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

We maintain an Internet website at www.lucasenergy.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus supplement.

LUCAS ENERGY, INC.

(i) 2,950,000 shares of Common Stock;
(ii) 1,032,500 Warrants to purchase shares of Common Stock; and
(iii) 1,032,500 shares of Common Stock issuable upon exercise of Warrants

PROSPECTUS SUPPLEMENT

APRIL 16, 2012

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.